UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

IMMUDYNE, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-184487	76-0238453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-351-5907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

License Agreement

On March 26, 2018, Immudyne, PR, LLC (“Immudyne PR”) a majority owned subsidiary of Immudyne, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with M.ALPHABET, LLC (“Alphabet”), a Florida limited liability company, pursuant to which Alphabet agreed to license its PURPUREX business which consists of methods and compositions developed by Licensor for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising (the “Product Line”). Pursuant to the license granted under the Agreement, Immudyne PR obtains an exclusive license to incorporate (i) any intellectual property rights related to the Product Line (including all patents and patent applications and all claims and inventions covered by the patents existing as of the date of the Agreement, copyrights, trademarks, trade names, brand names, and other intellectual property rights) and (ii) all designs, drawings, formulas, chemical compositions and specifications used or useable in the Product Line (collectively, the “Licensed Rights”) into one or more products manufactured, sold, and/or distributed by Alphabet for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising and for all other fields of use or purposes (the “Licensed Product(s)”), and to make, have made, advertise, promote, market, sell, import, export, use, offer to sell and distribute the Licensed Product(s) throughout the world with the exception of China, Hong Kong, Japan, and Australia (the “License”).

Immydyne PR shall pay Alphabet a royalty equal to thirteen percent (13%) of Gross Receipts (as defined in the Agreement”) realized from the sales of Licensed Products (the “Royalty”). Further, so long as the Agreement is not previously terminated, Immudyne PR , also agreed to pay Alphabet Fifty Thousand Dollars ($50,000) on the 120 day anniversary of the Agreement and an additional Fifty Thousand Dollars ($50,000) on the 360 day anniversary of the Agreement.

Upon execution of the Agreement, Alphabet will be granted a ten (10) year option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.50. Further, if Licensed Products have gross receipts of seven million five hundred thousand dollars ($7,500,000.00) in any calendar year, the Company will grant Alphabet an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.50; (ii) if Licensed Products have gross receipts of ten million dollars ($10,000,000.00) in any calendar year, the Company will grant Alphabet an additional option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.50 and (iii) If Licensed Products have gross receipts of twenty million dollars ($20,000,000.00) in any calendar year, the Company will grant Alphabet an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.75.

The Agreement may be terminated by Immudyne PR upon thirty (30) days written notice to Alphabet.

Upon conclusion of the one hundred twenty (120) day period (“Marketing Test Period”) following the initial airing or broadcasting of the campaign (whether on television, radio or internet) of a Licensed Product (“Marketing Start Date”), Immudyne PR shall, in its sole discretion, determine whether to proceed with marketing and selling the Licensed Products. In the event Immudyne PR determines not to so proceed, Immudyne PR shall deliver written notice and the Agreement and the licenses granted thereunder shall be terminated.

Further, eitherImmudyne PR or Alphabet may terminate the Agreement and licenses granted thereunder for (i) failure to achieve Gross Receipt milestones as set forth in the Agreement, (ii) bankruptcy and insolvency and (iii) failure to pay Royalties in accordance with the terms therein.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

10.1	Purpurex License Agreement by and between Immudyne, PR, LLC and M.Alphabet, LLC, dated March 26, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUDYNE INC.
(Registrant)

Date: April 4, 2018	By:	/s/ Justin Schreiber
	Name:	Justin Schreiber
	Title:	Chief Executive Officer

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